Exhibit 99.1

Kopin Corporation Reports Financial Results for the Third Quarter 2023

Third quarter revenues of $10.6 million

Fourth consecutive quarter of positive book-to-bill (2:1) and sets record order level

Net Loss Attributable to Kopin was $2.5 million vs $6.1 million the previous year

WESTBOROUGH, Mass.--(BUSINESS WIRE)--November 9, 2023--Kopin Corporation (Nasdaq: KOPN), a leading provider of application-specific optical solutions for defense, enterprise, industrial, and consumer products, today reported financial results for the third quarter ended September 30, 2023.

"The third quarter of 2023 was marked by positive momentum with follow-on orders and strong customer engagement and satisfaction," said Michael Murray, Kopin's Chief Executive Officer. “Our performance and outlook were supported by our fourth consecutive quarter of positive book to bill with a ratio of approximately two to one. During the third quarter, we achieved a new record level for orders received within the year since the divesture of the HBT business ten years ago.

“Driving our strong book to bill ratio were two significant follow-on orders from strategic customers during the quarter, including a $12.8 million order for the Thermal Weapon Sight Program and a $3.4 million order for the F-35 Joint Strike Fighter Program. The increased size of these orders is a direct result of our intense focus on improved customer engagement, and the improvements in our manufacturing processes and equipment have allowed Kopin to maintain a high ratio of on-time and in-full deliveries.

“We continue to take a disciplined approach to cost controls which has led to strategically reducing research & development (“R&D”) and certain selling, general and administration expenses. The benefit of our cost controls efforts has significantly improved our bottom line and we were close to achieving our cash breakeven goal for the quarter, excluding the impact of non-cash stock compensation expense and legal costs from ongoing litigation.

Mr. Murray concluded: "Looking forward, we remain ahead of our goals on our strategic initiatives, which are the bedrock for significant and sustainable revenue and profitable growth. We have significantly increased our 2024 order cover with higher prices on several key programs and believe there are opportunities for additional follow-on orders within the quarter. As a result of our strong order book, we anticipate production will significantly increase in 2024. To ensure we execute on this anticipated production ramp we are taking steps to improve production flow for long term profitability, which may impact fourth quarter of 2023’s revenues. As we stated in January, our goal for 2023 was to position Kopin for long-term growth by driving new customer design activities that fuel our future product pipeline and growth. We believe Kopin is well positioned to deliver exciting new technologies, revenues, and long-term sustainable growth.”

Third Quarter Financial Results

Total revenues for the third quarter ended September 30, 2023, were $10.6 million, compared to $11.7 million for the third quarter ended September 24, 2022, a 10% decrease. Product revenues for the third quarter ended September 30, 2023, were $5.5 million, compared to $8.3 million for the third quarter ended September 24, 2022. The decrease in product revenues was a result of lower industrial product revenues, which decreased by $1.4 million or 82%, year over year due to continued weakness in the Chinese 3D automated test market and defense product revenues, which decreased by $0.8 million or 14% year over year. In the third quarter of 2023, funded research and development revenues increased by $1.6 million or 47% due to new and additional program and development orders.

Cost of Product Revenues for the third quarter of 2023 was $5.4 million, or 99% of net product revenues, compared with $8.0 million, or 97% of net product revenues, for the third quarter of 2022, essentially flat.

R&D expenses for the third quarter of 2023 were $3.1 million compared to $3.4 million for the third quarter of 2022, a 10% decrease year over year. The decrease in R&D expense is attributable to a decrease in OLED development costs and more disciplined project management.

SG&A expenses were $4.8 million for the third quarter of 2023, compared to $4.3 million for the third quarter of 2022. The increase was primarily due to legal expenses and non-cash stock compensation of approximately $1.7 million for the third quarter of 2023 as compared to approximately $0.5 million for the third quarter of 2022. These increases were partially offset by a decrease in compensation and benefit costs of $1.3 million for the third quarter of 2023 as compared to approximately $2.0 million for the third quarter of 2022.

Other income and expense in the third quarter of 2022 included $2.0 million of non-cash impairment losses on an equity investment.

Net Loss Attributable to Kopin for the third quarter of 2023 was ($2.5) million, or ($0.02) per share, compared with Net Loss Attributable to Kopin of ($6.1) million, or ($0.07) per share, for the third quarter of 2022, marking a significant and consistent improvement.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended September 30, 2023, for final disposition as well as important risk factors.

Earnings Call and Webcast

Kopin management will host the conference call, followed by a question and answer session.

Date: Thursday, November 9, 2023
Time: 4:30 PM Eastern Time (1:30 PM Pacific Time)
U.S. dial-in number: 800-715-9871
International number: 646-307-1963
Webcast: Q3 2023 Webcast Link

The Company will also provide a link at https://www.kopin.com/investor-overview/ for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through November 16, 2023.

Toll-free replay number: 800-770-2030
International replay number: 609-800-9909
Replay passcode: 6767907

About Kopin

Kopin Corporation is a leading developer and provider of high-performance application-specific optical solutions consisting of high-resolution microdisplays, microdisplays subassemblies and related components for defense, enterprise, industrial, and consumer products. Our products are used for soldier, avionic, armored vehicle, and training & simulation defense applications; industrial, public safety and medical headsets; 3D optical inspection systems; and consumer augmented reality (“AR”) and virtual reality (“VR”) wearable headsets systems. For more information, please visit Kopin’s website at www.kopin.com. Kopin is a trademark of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “benefit,” “believe,” “can,” “continue,” “estimate,” “encourage,” “deliver,” “growth,” “increase,” “position,” “positive,” “progress,” “reduce,” “result,” “significant,” “sustainable,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements include statements with respect to our belief that we remain slightly ahead of our strategic initiatives; our belief that there is opportunity in the fourth quarter of 2023 for additional orders for 2024; our expectation that as a result of our strong order book our production will significantly increase in 2024; our expectation that steps we are taking will impact fourth quarter of 2023’s revenues; our expectation that steps being taken to improve production flow for long term profitability, may impact fourth quarter of 2023’s revenues; and our belief that Kopin is well positioned to deliver exciting new technologies, revenues, and long-term sustainable growth. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in our Annual Report on Form 10-K, or as updated from time to time our Securities and Exchange Commission filings.

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash, restricted cash and marketable securities	$21,710,160	$12,647,656
Accounts receivable, net	7,118,214	6,537,891
Inventory	9,074,492	6,426,400
Contract assets and unbilled receivables	5,882,340	4,068,364
Prepaid and other current assets	1,583,046	1,180,362

Total current assets	45,368,252	30,860,673

Plant and equipment, net	1,794,832	1,831,641
Operating lease right-of-use assets	2,670,116	3,168,520
Other assets	169,132	170,132
Equity investments	4,603,014	7,721,206

Total assets	$54,605,346	$43,752,172

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,187,025	$5,438,980
Accrued expenses	5,644,128	6,027,485
Contract liabilities and billings in excess of revenue earned	668,046	930,500
Accrued compensation	790,000	790,000
Operating lease liabilities	762,521	786,928
Customer deposits	559,503	-
Deferred tax liabilities	450,480	482,739

Total current liabilities	16,061,703	14,456,632

Other long term liabilities	2,165,843	2,728,042
Operating lease liabilities, net of current portion	2,008,077	2,576,883

Total Kopin Corporation stockholders' equity	34,369,723	24,163,297
Noncontrolling interest	-	(172,682)
Total stockholders' equity	34,369,723	23,990,615
Total liabilities and stockholders' equity	$54,605,346	$43,752,172

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Revenues:
Net product revenues	$5,506,193	$8,254,686	$19,172,302	$23,765,872
Research and development	4,956,386	3,374,873	11,737,062	11,089,015
Other revenues	135,918	99,820	907,180	361,946
	10,598,497	11,729,379	31,816,544	35,216,833
Expenses:
Cost of product revenues	5,437,953	7,987,154	17,759,117	23,676,283
Research and development	3,089,935	3,441,405	8,534,411	13,995,393
Selling, general and administration	4,798,598	4,320,117	15,912,848	13,112,133
	13,326,486	15,748,676	42,206,376	50,783,809

Loss from operations	(2,727,989)	(4,019,297)	(10,389,832)	(15,566,976)

Other income (expense), net	316,676	(2,093,877)	(2,752,415)	2,505,949

Loss before provision for income taxes and net loss from noncontrolling interest	(2,411,313)	(6,113,174)	(13,142,247)	(13,061,027)

Tax provision	(39,000)	(36,000)	(117,000)	(108,000)

Net loss	(2,450,313)	(6,149,174)	(13,259,247)	(13,169,027)

Net loss attributable to noncontrolling interest	-	-	-	280

Net loss attributable to Kopin Corporation	(2,450,313)	(6,149,174)	(13,259,247)	(13,168,747)

Net loss per share:
Basic and diluted	$(0.02)	$(0.07)	$(0.12)	$(0.14)

Weighted average number of common shares outstanding:
Basic and diluted	110,360,814	93,516,231	108,436,146	91,317,288

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Display Revenues by Category (in millions)
Defense	$5.0	$5.8	$16.5	$17.7
Industrial/Enterprise	0.3	1.7	2.1	4.9
Consumer	0.2	0.7	0.6	1.2
R&D	5.0	3.4	11.7	11.1
License and Royalties	0.1	0.1	0.9	0.3
Total	$10.6	$11.7	$31.8	$35.2

Stock-Based Compensation Expense
Cost of product revenues	$311,000	$42,000	$765,000	$120,000
Research and development	214,000	112,000	553,000	368,000
Selling, general and administrative	433,000	144,000	1,026,000	883,000
	$958,000	$298,000	$2,344,000	$1,371,000

Other Financial Information
Depreciation and amortization	$110,000	$130,000	$498,000	$665,000

Contacts

For Investor Relations
Kopin Corporation
Richard Sneider
Treasurer and Chief Financial Officer
rsneider@kopin.com

MZ Contact
Brian M. Prenoveau, CFA
MZ Group – MZ North America
KOPN@mzgroup.us
+561 489 5315